Exhibit 4.4

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THE RULES OF THE

CAUSATA INC. EXECUTIVE SHARE OPTION SCHEME
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Adopted by the board of directors of the Company on       2013

RULES OF THE CAPE CLEAR EXECUTIVE SHARE OPTION SCHEME

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Scheme, the following words and expressions shall have the following meanings:-

“Acquiring Company”	has the meaning given to it in Rule 4.1;
“Admission”
the admission to listing of any of the Company’s issued share capital on the Official List or the Alternative Investment Market of the London Stock Exchange plc, any other Recognised Investment Exchange or any investment exchange designated by the Financial Services Authority under FSMA;

“Admission Date”	the date on which Admission takes place;
“associate”	shall be construed in accordance with section 449 of the Corporation Tax Act 2010;
“Associated Companies”
at any time, the Company and any company which is an associated company (as that expression is construed in accordance with section 449 of the Corporation Tax Act 2010 except in that section the words “or at any time within the preceding 12 months” shall be excluded) of the Company at that time, and “Associated Company” means any of the Associated Companies individually;

“Board”	the board of directors of the Company (or a duly authorised committee of that board);
“Cessation”
in relation to an Option, the Participant to whom that Option is granted ceasing to be an employee or director of an Associated Company (without being or becoming an employee or director of any other Associated Company), or, if earlier, the date on which notice is given by the Participant to an Associated Company or vice versa that he will cease to be such an employee or director;

“Company”	Causata Inc. (registered in [Delaware] under number ●);
“Companies Act”	the Companies Act 2006;
“Control”	control within the meaning of section 995 of the Income Tax Act 2007;
“Date of Grant”	in relation to any Option, the date on which that Option is granted by the Company;
“Eligible Employee”	a director or employee of any Participating Company;

“EMI Option”	an Option granted under Schedule 5;
“Exercise”	in relation to an Option, the exercise of that Option as permitted by the Rules in accordance with Rule 5, and “Exercised” shall be construed accordingly;
“Exercise Notice”
in relation to the Exercise of an Option, the notice given by, or on behalf of, the Participant in accordance with Rule 5 in order to Exercise that Option, being in such form as the Board may, from time to time, determine;

“Exercise Price”
in relation to the Exercise of any Option or any part of an Option, the total amount payable to Exercise that Option or that part of the Option, being an amount equal to the Option Price multiplied by the number of Shares in relation to which that Option or that part of the Option is Exercised;

“FSMA”	the Financial Services and Markets Act 2000;
“HMRC”	HM Revenue & Customs;
“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;
“Listing Rules”	the Listing Rules of the UK Listing Authority under FSMA and/or the listing rules or equivalent of any other Recognised Investment Exchange;
“Material Disposal”	the disposal by the Company of the whole or substantially the whole of its business to a company that is not a subsidiary of the Company;
“Material Disposal Date”	in relation to a Material Disposal, the date of completion of the Material Disposal;
“New Shares”	has the meaning given to it in Rule 4.1;
“Option”
a right to acquire Shares under this Scheme which either is proposed to be granted to an Eligible Employee or has been granted to an Eligible Employee and has not lapsed in accordance with Rules 3.2 or 3.2.9;

“Option Certificate”	in relation to an Option, the certificate (in such form as the Board may, from time to time, prescribe) given to an Eligible Employee pursuant to Rule 2.2.3 evidencing the grant of that Option;
“Option Letter”	in relation to an Option, the letter issued in accordance with Rule 2.2 pursuant to which that Option is granted;
“Option Price”	in relation to an Option, such price per Share (being not less than its nominal value) as the Board shall determine is payable to acquire the Shares the subject of that Option;

“Participant”	a director or an employee to whom an Option has been granted, or to whom an Option is to be granted;
“Participating Companies”	(a) the Company; and (b) any other company which is a Subsidiary of, and under the Control of, the Company, and “Participating Company” means any of the Participating Companies individually;
“Performance Conditions”
in relation to any Option, the conditions set out in its Option Letter (as referred to at Rule 2.2.3) that are required to be fulfilled in order that (subject to the satisfaction of any other requirements set out in these Rules) that Option may be exercised;

“Recognised Investment Exchange”	has the same meaning as in section 285 of FSMA;
“Record Date”
in relation to the making of any distribution in respect of shares, the date on which a holder of such shares must appear as a member in the register of members of the Company in order to have the right to receive such distribution;

"Relevant Exercise Dates"	The dates specified in an Option Letter from which point the Option or any part thereof becomes exercisable, and Relevant Exercise Date shall mean any one of such dates.
“Rules”	the Rules of this Scheme, and “Rule” shall be construed accordingly;
“Sale”
the transfer of any interest in shares to any person (whether by one transaction or by a series of transactions) resulting in that person alone or together with persons acting in concert with such person having the right to exercise an interest (as defined in sections 820 to 825 of the Companies Act) in shares in the Company conferring in aggregate more than 75% of the total voting rights normally exercisable at a general meeting of the Company;

“Sale Date”	in relation to a Sale, the time of completion of the Sale;
“Schedule 5”	schedule 5 to ITEPA;
“this Scheme”	the Causata Executive Share Option Scheme, in its present form, or as, from time to time, amended;
“Shares”	ordinary shares of [$●] each in the capital of the Company;

“Subsidiary”	has the meaning given to it in section 1159 of the Companies Act;
“Unapproved Option”	an Option that is not an EMI Option;
“Variation of Share Capital”
any capitalisation issue (other than an issue of shares pursuant to the exercise of a right given to shareholders of the Company to receive shares in lieu of a dividend) or any rights issue or any other pre-emptive offer to shareholders or any consolidation, sub-division or reduction of capital affecting the equity share capital of the Company (within the meaning of the Companies Act); and

“Winding-up Date”	the date on which a resolution for the winding-up of the Company is passed.

1.2	In these Rules, unless the context otherwise provides:-

1.2.1	references to any statutory provisions are to those provisions as amended or re-enacted from time to time, and include any regulations made under such provisions;

1.2.2	any gender includes any other gender;

1.2.3	the singular includes the plural and vice versa;

1.2.4	headings are for convenience only and shall not affect the interpretation of these Rules;

1.2.5
the eiusdem generis rule shall not apply, so that general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and

1.2.6	references to writing include any method of reproducing words in a legible and non-transitory form.

2.	GRANT OF OPTIONS

2.1
Subject to these Rules, the Company may grant Options at any time to Eligible Employees nominated by it in such number and in such manner as it may determine. The maximum number of Shares over which Options may be granted under this Scheme shall not exceed [●] Shares (save that, for the purposes of this limit, there shall be excluded any Shares the subject of Options that have lapsed pursuant to Rules 3.2 or 3.2.9).

2.2	An Option shall be granted under a letter or in such manner as shall be considered appropriate to give effect to such grant and shall set out details as to:-

2.2.1	the number of Shares that may be acquired on exercise of the Option;

2.2.2	the Option Price;

2.2.3	the conditions (if any) that are required to be fulfilled in order that the Option may be exercised; and

2.2.4	whether the Option is an EMI Option or an Unapproved Option.

2.3	The Participant shall be given an Option Certificate as soon as practicable following the grant of an Option.

2.4
Exercise of Options shall be subject to obtaining any approval or consent required under the Listing Rules or the City Code on Take-overs and Mergers (if applicable), or any relevant regulations or enactment relating to the Shares at such time.

2.5	Every Option shall be personal to the Participant to whom it is granted and neither it, nor any interest in it, shall be:-

2.5.1	transferable;

2.5.2	made subject to any trust; or

2.5.3	in any way alienable.

2.6	The Company and the Participant shall give, in accordance with paragraph 44 of Schedule 5, notice to HMRC of the grant of any EMI Options within the time limits prescribed by Schedule 5.

2.7
A Participant shall enter into a joint election with the Company pursuant to section 431(1) of ITEPA and, where it is so requested, the grant of the Option will be conditional upon the entering into of such joint election.

3.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

3.1
Subject to Rule 3.3, an Option (or, as the case may be, any part of an Option) may be Exercised (in accordance with Rule 5) by a Participant on or after the Relevant Exercise Dates provided that both the following conditions are met at the time of exercise:-

(i)	the Participant is a director or an employee of any Associated Company at that time; and

(ii)	where the Option Letter pursuant to which the Option is granted makes provision for any Performance Conditions, those conditions are fulfilled at that time;

(iii)	where applicable, the Options have vested in accordance with the terms of the Option Letter.

3.2	An Option shall lapse (and, accordingly, shall immediately thereupon cease to be capable of Exercise) on the earliest of the following to occur:-

3.2.1	save where Rules 3.3 or 4.1 applies, four days after the Sale Date;

3.2.2	save where Rule 3.3 applies, ten days after the Admission Date;

3.2.3
where Rule 3.3 applies, the Sale Date or the Admission Date (as the case may be) but only where the Participant has been given at least (in the case of a Sale) four days’ notice prior to the Sale or (in the case of an Admission) ten days’ notice of the Admission (as the case may be);

3.2.4	a Cessation;

3.2.5	31 July 2023;

3.2.6	the winding-up of the Company;

3.2.7	the Participant being deprived of the legal or beneficial ownership of the Option, or doing or omitting to do anything which causes him to be so deprived or becoming bankrupt;

3.2.8	the death of the Participant and.

3.2.9	the date on which the Option shall lapse in accordance with the terms of the Option Letter.

3.3
If the Company becomes aware that a Sale or Admission may occur then the Company may, in its absolute discretion (provided that, for the avoidance of doubt, the Company shall not be obliged to exercise such discretion in favour of the Participants), notify the Participants of any prospective Sale or, as the case may be, any prospective Admission and give the Participants the opportunity to Exercise their Options at any time during the period commencing on the date of such notice and expiring on the Sale Date or the Admission Date (as the case may be).  Any Options Exercised in accordance with this Rule 3.3 shall (provided that both the conditions set out at Rule 3.1 are met at that time) be Exercised with effect immediately before the Sale Date or, as the case may be, the Admission Date (and, accordingly, such purported Exercise shall not be effective if such Sale Date or, as the case may be, Admission Date does not occur).

4.	ALTERATION OF OPTIONS

4.1
Notwithstanding the terms of any Option Letter, if any company (the “Acquiring Company”) acquires all the issued Shares as a result of a Sale, if the Board so determines, each Participant shall permit the Board to act on its behalf to agree any alteration to the terms of the Participant's Option within the period of six months following such Sale whereby the Option shall relate to shares in the Acquiring Company or in a company affiliated with it (the "New Shares") with an Exercise Price determined by agreement between the Board and the Acquiring Company or a company affiliated with it.  The Participant shall further permit the novation of the rights and obligations of the Company under this Scheme to the Acquiring Company or in a company affiliated with it. Where an Option is amended under the terms of Rule 4.1, the provisions of this Scheme shall apply and be construed as if:-

4.1.1	the Option were an option granted under this Scheme on the original date; and

4.1.2	except for the purposes of the definition of “Participating Company” in Rule 1, references to the Company and to Shares were references to the Acquiring Company and to New Shares, respectively.

5.	MANNER OF EXERCISE

5.1	An Option may, subject to Rule 5.2, be Exercised, in whole or in part, by the delivery to the Company of:-

5.1.1
an Option Certificate covering at least all the Shares over which the Option is then to be Exercised, with the notice of exercise endorsed thereon duly completed and signed by, or on behalf of, the Participant; and

5.1.2	the remittance for, or undertaking to pay, the Exercise Price payable in respect of the Shares over which the Option is to be exercised,

or otherwise in such form and manner as the Board may, from time to time, prescribe.

5.2
No Option shall be capable of Exercise unless, prior to such Exercise, the Participant shall have made such arrangements (if any) that are satisfactory to the Company for the reimbursement or, as the case may be, the payment by the Participant to the Company and/or any company which is, or has at any time been, a Subsidiary of the Company of any income tax under the PAYE system, employee’s National Insurance Contributions and employer’s National Insurance Contributions or its equivalent outside the United Kingdom which the Company and/or such company is, or will be, required to deduct and/or account for to HMRC or any other taxation authority in consequence of any such Exercise.  By accepting a grant of an Option, a Participator agrees under Paragraph 3A sub-paragraph 2 of Schedule 1 Social Security Contributions and Benefit Act 1992 for the Company or any Associated Company to recover employers' national insurance arising as a result of the Exercise of the Option, in whole or in part.

5.3
The Board may make such regulations as it considers desirable to ensure the receipt of such amounts referred to in Rule 5.2 including, but not limited to, retaining the power to sell or procure the sale of sufficient of the relevant shares which would otherwise have been received by the Participant in order to discharge the relevant liability (after deduction of the relevant expenses).

5.4
Each Participant shall, at the request of the Company at any time, enter into an election with that Participant’s employer (using a form approved by HMRC) to transfer from that Participant’s employer to that Participant the whole or any part of any liability to employer’s national insurance contributions which that Participant has agreed to reimburse or pay pursuant to Rule 5.2.

6.	ISSUE OF SHARES

6.1	Shares shall, following the Exercise of an Option, be allotted by the Company to the Participant within 30 days following the date on which the Option is Exercised.

6.2	Shares allotted following the Exercise of an Option will not rank for any rights attaching to Shares where the relevant Record Date precedes the date of Exercise of that Option.

6.3	Any reference in these Rules to the allotment of Shares to a Participant shall include their allotment to a nominee (including any attorney) of that Participant.

7.	ADJUSTMENTS

7.1
In the event of any Variation of Share Capital, the number of Shares over which an Option is granted and its Option Price shall be adjusted in such manner as the Board shall determine to the intent that (as nearly as may be without involving fractions of a Share or an Option Price involving fractions of one penny) the Exercise Price payable in respect of an Option shall remain unchanged.

7.2
The Company may take such steps as it may consider necessary to notify Participants of any adjustment made under Rule 7.1 and to call in, cancel, endorse, issue or reissue any Option Certificate consequent upon such adjustment.

8.	ADMINISTRATION

8.1	Notices or documents required to be given to any person shall be in writing and shall be treated as sufficiently given if:-

8.1.1	delivered to that person personally; or

8.1.2	sent to that person by first class pre-paid post to that person's home address according to the information provided by that person or attorney.

Notices sent by first class post shall be deemed to have been given on the day following the date of posting, except that an Exercise Notice is deemed to have been given on the day it is received.

8.2	If any Option Certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Company may require.

8.3	The decision of the Board in any dispute relating to an Option or any other matter in respect of this Scheme shall be final and conclusive.

9.	ALTERATIONS

9.1	The Company may, at any time, alter or add to all or any of the provisions of this Scheme in any respect.

9.2
As soon as reasonably practicable after making any alteration or addition under Rule 9.1, notice in writing thereof shall be given to any Participant affected thereby (including, without limitation, if the Participating Company is in breach of contract).

10.	GENERAL

10.1
The rights and obligations of any individual under the terms of his office or employment with the Company or a Subsidiary shall not be affected by his participation in this Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment with a Participating Company for any reason whatsoever (including, without limitation, if the Participating Company is in breach of contract) insofar as those rights arise or may arise from his ceasing to have rights under, or be entitled to exercise any Option under, this Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements.

10.2
The Company shall be under no obligation to ensure that EMI Options are, or remain, qualifying options pursuant to Schedule 5, and Participants acknowledge that they shall have no cause of action against the Company arising as a result of, or in connection with, such EMI Options not being, or ceasing to be, qualifying options pursuant to Schedule 5.

10.3	Awards granted under this Scheme are not pensionable.

11.	GOVERNING LAW AND JURISDICTION

11.1	These Rules shall be governed and construed in accordance with the laws of England and Wales.

11.2
Each Participant agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Scheme (or any documents entered into in accordance with its provisions) (in this Rule 11, “Proceedings”) and, for such purposes, irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.

11.3
Each Participant irrevocably waives any objection which he or she might at any time have to the courts referred to in this Rule 11 being nominated as a forum to hear, determine and settle any Proceedings and agrees not to claim that any such courts are not a convenient or appropriate forum.

11.4
Each Participant agrees that the process by which any Proceedings in England and Wales are begun or any document relating to such Proceedings may be served in accordance with Rule 8.1.  Each Participant undertakes to maintain an address for service at all times in England and Wales and to notify the Company in advance of any change from time to time of the details of such address in accordance with Rule 8.1.  Nothing contained in this Rule 11 shall affect the right to serve process in any other manner permitted by law.

11.5
The submission to the jurisdiction of the courts of England and Wales shall not limit the right of the Company to take Proceedings against any Participant in any other court of competent jurisdiction and the taking of Proceedings in one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

12.	DATA PROTECTION

By participating in this Scheme, each Participant consents to and authorises the holding and processing of personal data provided by that Participant to the Company for all purposes relating to the operation of this Scheme, including but not limited to:-

12.1	administering and maintaining records relating to that and other Participants;

12.2	providing information to HMRC relating to that and other Participants in connection with the operation of this Scheme; and

12.3	providing information to potential purchasers of the Company or of the business employing that and other Participants.